FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS REPORTS RECORD SECOND QUARTER 2007 REVENUE

Higher Government Systems Revenue More than Offsets Lower License Sales; Funded Backlog Rises to Record Level

ANNAPOLIS, MD – August 8, 2007 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a global leader in mission-critical wireless communications technology, reported results for the second quarter ended June 30, 2007.

•	Revenue was a record $35.3 million, a 4% increase from $34.1 million in the previous quarter and up 11% from $31.9 million in the second quarter of 2006.

•	GAAP loss from continuing operations was $6.0 million or $(0.15) per share, compared to income of $0.8 million or $0.02 per share in both the previous quarter and last year’s second quarter. The second quarter of 2007 included a $2.4 million nonrecurring non-cash charge associated with refinancing $10 million of debt with lower cost funds that is projected to produce approximately $1 million in cash savings over the next seven quarters. Also included in the second quarter was about $1 million of unusual patent attorney costs.

•	GAAP net loss was $6.1 million or $(0.15) per basic and diluted share, versus income of $0.6 million or $0.02 per share in the previous quarter, and a net loss of $1.6 million or $(0.04) per share in last year’s second quarter. The loss for the quarter includes $5.9 million of noncash charges.

•	EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) from continuing operations was $0.3 million or $0.01 per basic and diluted share, down from $4.7 million or $0.11 per share in the previous quarter and $4.7 million or $0.12 per share a year ago. (See important discussion about the presentation of EBITDA, below.)

•	Funded contract backlog increased to a record $123 million, up from $69 million at the end of the first quarter, of which the company expects to recognize $71 million in the next twelve months.

“The quarter’s top line growth was fueled by a doubling of our government system sales,” said Maurice B. Tosé, TCS chairman, president and CEO. “As previously reported during our Q1 earnings call, the absence of a large commercial license sale during the quarter has resulted in lower gross profit, breaking the five quarter trend of GAAP profitable results from continuing operations. However, the visibility into new messaging license revenue is improving, and we expect strong profit contributions from license sales in the second half of 2007 and throughout 2008. There are also several large contract award proposals pending under the $5 billion Worldwide Satellite Systems vehicle and other government procurement programs.”

Continued Tosé, “Other highlights for the quarter included winning a $12 million patent infringement case against Sybase 365; completing the divestiture of our third and last Enterprise Division; the refinancing of $10 million of our term debt with lower cost funds; and obtaining a number of contract wins. I believe that these events strengthen the company’s business platform and set the stage for future growth and profitability.”

Second Quarter 2007 Commercial Segment Highlights

•	Wireless location platform and applications:

•	TCS received a 5-Year contract extension for Hosted E9-1-1 services from Verizon Wireless. TCS maintains the world’s only TL 9000 certified facility providing wireless or VoIP E9-1-1 location services.

•	TCS and Qualcomm entered into an agreement enabling Qualcomm’s BREW® Locate Signature Solution customers to deploy and manage revenue-generating, location-based services. QUALCOMM, a leading developer and innovator of advanced wireless technologies and mobile data solutions, can now offer WCDMA (UMTS) operators a location service solution based on TCS’ hosted Xypoint® Secure User Plane for Location (SUPL) Server.

•	Communications Solutions (www.tmcnet.com/comsol) named TCS’s LivewirE911™ and LivewireLBS™ solutions recipients of its 2006 Product of the Year Awards, recognizing TCS’s innovation, leadership, and attention to detail.

•	Patents:

•	The United States District Court for the Eastern District of Virginia found for TCS in its patent claims against Sybase 365 (formerly Mobile 365 and now a subsidiary of Sybase, Inc.). The jury found Sybase 365 infringed on TCS patent claims and awarded TCS a one-time monetary payment of $12.1 million for past damages, which represents a 12% royalty. The jury also found Sybase 365’s infringement to have been willful, and upheld the validity of the patent. The jury’s findings are subject to post-trial motions and appeal. No revenue has been recorded pending the outcome of appeals and possible settlement discussions. The patent describes technology that enables wireless subscribers to send messages to subscribers in other wireless carrier networks by simply entering the recipient’s phone number.

•	TCS added two new patents to its portfolio during the quarter. One of the new patents covers technology which enables a location fix for a mobile device to be generated using the best possible location technology available within a defined time period. The second patent is for a gateway that bridges the gap between a carrier’s internal network elements and external Internet destinations, and discloses enabling technology for a variety of Internet applications, including a gateway that allows e-mail and instant messages to be delivered between wireless devices and the Internet. The company is continuing its efforts to monetize its patents as well as use them to position the company for competitive advantages.

Second Quarter 2007 Government Segment Highlights

•	New contract awards included:

•	Satcom II IDIQ vehicle, with a $90 million ordering ceiling to support all federal agencies with turnkey, single-source, quick reaction solutions for emerging communications requirements worldwide. These include TCS’ SwiftLink® suite of products and services for secure, deployable communications. This was as a result of the General Services Administration selecting TCS as a prime contractor for a five-year, $750 million Indefinite Delivery Indefinite Quantity (IDIQ) Satellite Services-II (SATCOM-II) program.

•	A five-year contract extension to support Defense Telecommunications Service - Washington (DTS-W) This contract extension has the potential to generate revenues of nearly $4 million for TCS in its first year. This contract continues a 13-year relationship with DTS-W and includes enterprise support for information technology and telecommunications services for DTS-W and its 764 Department of Defense customers within the National Capital Region.

•	Two SATCOM contracts totaling $3.4 million to provide satellite hardware to the Program Management Defense Communications and Army Transmission System (PM DCATS) team at Ft. Monmouth, N.J. These contracts represent the fifth and sixth awards to TCS under the World-Wide Satellite Systems contract vehicle.

•	TCS was named to HSToday’s (Homeland Security Today’s) prestigious “Rising 10 Homeland Security Companies” list. This prominent listing recognizes companies that show “promise for rapid growth of their homeland security work in the future” and highlights companies for “their positioning in nascent fields of homeland security.”

Other Highlights

•	TCS completed the sale of its Mobile Asset Management Division, the last of three TCS Enterprise Division business units carried as discontinued operations. Acquired from Aether Systems in early 2004, the Enterprise Division units were classified as discontinued operations in the company’s 2006 and 2007 financial statements. The other two divisions were sold in January 2007. The consideration received was primarily cash, as well as an equity interest in a new private company, and resulted in no material gain or loss relative to the book value of the net assets held for sale. The buyer will continue to sell TCS location-enabled dispatch and logistics management features under a license arrangement for TCS Hosted Xypoint® Location Services and Xypoint Dynamic Data Server.

Financial Details

Revenue and Gross Profit from continuing operations as compared to the second quarter of 2006 (unaudited):

	Three months ended June 30
	2007			2006			Incr. (Decr.)
Coml.		Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services	$14.7	$8.0	$22.6	$15.5	$7.1	$22.6	$(0.8)	$0.9	$—
Systems	1.3	11.4	12.7	3.8	5.5	9.3	(2.5)	5.9	3.4

Total revenue	$16.0	$19.4	$35.3	$19.3	$12.6	$31.9	$(3.3)	$6.8	$3.4

Gross profit ($millions)

Gross profit-services	$7.1	$1.9	$9.0	$7.2	$1.8	$8.9	$(0.1)	$0.1	$-
As % of rev	48%	24%	40%	45%	25%	39%
Gross profit-systems	0.1	1.6	1.7	2.9	2.3	5.2	(2.8)	(0.7)	(3.5)
As % of rev	9%	14%	13%	75%	43%	56%

Total Gross Profit	$7.2	$3.5	$10.7	$10.1	$4.1	$14.2	$(2.9)	$(0.6)	$(3.5)

As % of rev	45%	18%	30%	51%	32%	45%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Commercial segment revenue and gross profit
Commercial segment revenue for the second quarter was down 17% and gross profit was down 29% compared to Q2 2006 due to the absence of a significant commercial license sale. Revenue from commercial services, mainly E 9-1-1, was down 6% from the second quarter a year ago. This segment comprised 45% of overall revenue in the second quarter of 2007, down from 60% in the same year-ago period.

Government revenue and gross profit
Revenue from government customers in the second quarter of 2007 was up 53% over the same year-ago quarter, due to a doubling of system sales. The gross margin from government revenue decreased from 32% to 18%, reflecting competitive pressure on pricing for service work and the lower initial margins on work under the Worldwide Satellite Services orders relative to our historical margins. The company has invested to position itself for strong satellite communications volume growth so that it can improve future gross profit.

Operating costs and expenses
Overall operating costs and expenses were up 7% to $13.5 million in the second quarter of 2007 from $12.7 million in the same quarter last year, mainly due to increased legal costs associated with protection of intellectual property. While significant legal expenses have been paid in connection with patent litigation in the quarter, no revenue has been recorded pending the outcome of appeals and possible settlement discussions.

Liquidity and capital resources
At June 30, 2007 the company had $19.1 million of cash and securities, compared to $12.9 million at the beginning of the quarter. Sources of funds for the quarter included the company’s $0.3 million EBITDA from continuing operations, a decrease in working capital of approximately $11.6 million primarily due to a decrease in receivables, $3.8 million proceeds from the sale of the last Enterprise division, and $2.0 million in proceeds from the exercise of stock options. Funds used during the quarter were $8 million for repayment of bank revolver borrowings, $1.0 million of capital investments (including software development), $0.6 million for discontinued operations, cash interest of $0.4 million, and $1.3 million of net term debt and lease principal reduction. Securities at both beginning and end of the quarter include about $2 million of unregistered public company shares in acquirers of former company divisions.

Near the end of the second quarter, TCS refinanced $10 million of its long-term debt under an amended bank term loan agreement with Silicon Valley Bank (SVB). The term notes issued in March 2006 were carried net of discount at about $8 million, had 14% per annum interest, and were due in March 2009. They were retired early with a five-year SVB bank term loan at a prime-based interest rate, which was 8.5% as of the time of the refinancing. Also, the interest rate on any future borrowings under the $22 million revolving credit line has been reduced to the bank’s prime rate from prime plus 1.25%. There were no outstanding borrowings under the line at quarter-end.

Backlog
As of June 30, 2007, the company’s backlog was approximately $123 million, compared to $69 million at the end of the first quarter 2007. Backlog expected to be realized in the next 12 months is $71 million, compared to $58 million at the end of the first quarter 2007. The increases are due mainly to the multi-year extension of a large wireless E9-1-1 service contract, and a higher level of government orders.

About the Presentation of EBITDA
EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. The company defines EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. The company presents EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

GAAP to non-GAAP Reconciliation	Three months ended June 30
(amounts in thousands)	2007	2006
Consolidated Statement of Operations Reconciliation	(unaudited)

Net loss on a GAAP basis	$(6,138)	$(1,555)
Depreciation and amortization of property and equipment	1,556	1,857
Interest, financing, and other costs	701	821
Write-off of unamortized debt discount and debt	2,458	-
issuance expenses
Amortization of software development costs	372	281
Non-cash stock compensation expense	1,133	917
Amortization of acquired intangible assets	37	37
Loss from discontinued operations	145	2,314

EBITDA from continuing operations	$264	$4,672

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis	$(0.15)	$(0.04)
Depreciation and amortization of property and equipment	0.04	0.05
Interest, financing, and other costs	0.02	0.02
Write-off of unamortized debt discount and debt	0.06	-
issuance expenses
Amortization of software development costs	0.01	0.01
Non-cash stock compensation expense	0.03	0.02
Amortization of acquired intangible assets	0.00	0.00
Loss from discontinued operations	0.00	0.06

EBITDA from continuing operations per share — Basic and Diluted	$0.01	$0.12

Shares used in calculation - Basic	41,166	39,313
Shares used in calculation — Diluted	41,166	40,336

Conference Call
TCS will hold a conference call later today (Wednesday, August 8, 2007) to discuss these second quarter financial results. The company’s chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 PM Eastern. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Domestic callers: 800.299.7928

International callers: 617.614.3926

Conference ID#: 40034368

The conference call will be broadcasted simultaneously on the company’s Web site at www.telecomsys.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949.574.3860.

A replay of the call will be available later this evening at 7:00 PM Eastern and will be accessible until August 15, 2007. The replay call-in number is 888-286-8010 for domestic callers and 617-801-6888 for international. The access number is 97130217.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit http://www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) the visibility into new messaging license revenue is improving and the expectation of strong profit contributions from license in the second half of 2007 and into 2008; (b) there are a number of large contract awards pending that are expected to have a substantial positive impact on the Company’s second half; (c) certain enumerated events strengthen the Company’s business platform and set the stage for continued solid growth and return to profitability; (d) Company is continuing its efforts to monetize its patents and to use them to position the Company for competitive advantages; (e) the backlog expected to be realized in the next 12 months is $71 million; (f) the company has invested to position itself for strong satellite communications volume growth so that it can improve future gross profit; (g) the potential revenue from the DTS-W contract is nearly $4 million in the contract’s first year; and (h) there is the implication of potential revenue from the patent lawsuit.

Additional risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) reach and sustain profitability when anticipated, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its business offerings in the new wireless data industry, (vi) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

	TeleCommunication Systems, Inc.
	Consolidated Statements of Operations
	(amounts in thousands, except per share data)
	Three months ended June 30,		Six months ended June 30
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Services	$22,618	$22,642	$43,503	$44,586
Systems	12,718	9,301	25,952	19,043

Total revenue	35,336	31,943	69,455	63,629
Direct costs of revenue
Direct cost of services revenue	13,650	13,579	26,598	26,753
Direct cost of systems	11,005	4,124	17,881	9,074

Total direct cost of revenue	24,655	17,703	44,479	35,827
Services gross profit	8,968	9,063	16,905	17,833
As a % of revenue	40%	40%	39%	40%
Systems gross profit	1,713	5,177	8,071	9,969
As a % of revenue	13%	56%	31%	52%
	—	—	—	—

Total gross profit	10,681	14,240	24,976	27,802
Total gross profit as a % of revenue	30%	45%	36%	44%
Operating costs and expenses
Research and development expense	3,266	3,477	6,371	6,409
Sales and marketing expense	3,157	3,140	6,320	6,188
General and administrative expense	5,499	4,149	10,151	8,376
Depreciation and amortization of property and equipment	1,556	1,857	3,224	4,302
Amortization of acquired intangible assets	37	37	74	74

Total operating costs and expenses	13,515	12,660	26,140	25,349

Income (loss) from operations	(2,834)	1,580	(1,164)	2,453
Cash interest expense	(537)	(806)	(1,104)	(805)
Non-cash financing cost	(257)	(84)	(653)	(644)
Write-off of unamortized debt discount and debt issuance expenses	(2,458)	-	(2,458)	-
Other income/(expense), net	93	69	153	97

Income/(loss) from continuing operations	(5,993)	759	(5,226)	1,101
Loss from discontinued operations	(145)	(2,314)	(269)	(4,368)

Net loss	$(6,138)	$(1,555)	$(5,495)	$(3,267)

Income/(loss) per share- basic and diluted
Income/(loss) per share from continuing operations	$(0.15)	$0.02	$(0.13)	$0.03
Loss from discontinued operations	(0.00)	(0.06)	(0.01)	(0.11)

Net loss per share-basic and diluted	$(0.15)	$(0.04)	$(0.13)	$(0.08)

Weighted average shares outstanding- basic	41,166	39,313	40,900	39,200

Weighted average shares outstanding- diluted	41,166	40,336	40,900	39,831

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
	(amounts in thousands)
	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and marketable securities	$19,131	$10,358
Accounts receivable, net	18,475	21,544
Unbilled receivables	6,680	7,636
Inventory	5,928	5,293
Deferred costs and other current assets	4,852	2,818
Assets of discontinued operations	-	13,596

Total current assets	55,066	61,245
Property and equipment, net	11,207	12,853
Software development costs, net	4,574	4,402
Acquired intangible assets, net	783	856
Goodwill	1,813	1,813
Other assets	3,021	2,526

Total assets	$76,464	$83,695

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$14,325	$16,084
Deferred revenue	6,673	3,485
Current portion of capital leases and notes payable	5,550	4,900
Liabilities of discontinued operations	-	11,400

Total current liabilities	26,548	35,869
Capital leases and notes payable, less current	12,201	12,721
portion and net of debt discount
Total stockholders’ equity	37,715	35,105

Total liabilities and stockholders' equity	$76,464	$83,695